EXHIBIT 99.1

News Release

Contact:
James M. Sullivan
Executive Vice President and Chief Financial Officer
+1 414-319-8509

JOY GLOBAL ANNOUNCES FOURTH QUARTER AND
FISCAL 2015 OPERATING RESULTS

Milwaukee, WI - December 16, 2015 - Joy Global Inc. (NYSE: JOY), a worldwide leader in high-productivity mining solutions, today reported fourth quarter and fiscal 2015 results.

Fourth Quarter and Full Year Summary

•	Oversupplied commodity markets drove customer capital expenditures down approximately 18 percent year-over-year

•	Fourth quarter bookings of $617 million, down 21 percent; full year bookings of $2.7 billion, down 25 percent from a year ago

•	Fourth quarter impairment charges due to weak markets of $1.338 billion or $13.24 per diluted share

•	(Loss) Earnings per diluted share; fourth quarter $(13.43) compared to $1.31 in prior year, full year $(12.02) compared to $3.35 in prior year

•	Adjusted earnings per diluted share; fourth quarter $0.43 compared to $1.29 in prior year, full year $1.95 compared to $3.44 in the prior year

•	Strong cash from operations in the quarter of $187 million, up $122 million from a year ago and $355 million for the year, a decrease of $8 million from the prior year

•	Announced a reduction in the quarterly dividend to $0.01 per share, a rate which would reduce annual outlay by $75 million

Fourth Quarter and Full Year Operating Results

"During 2015, global commodity markets declined further as supply surpluses led to prices of most major commodities falling well over 25 percent which adversely impacted our bookings rate,” said Ted Doheny, President and Chief Executive Officer. "Despite the resulting significant drop in our sales volume, we were able to deliver solid adjusted operating profit margins and strong cash generation. In an effort to stay ahead of the market, we implemented further cost reductions and accelerated our footprint optimization plans."

"Due to the continued weakening of global commodity markets, we took several impairment charges in the quarter. Despite these unprecedented times in mining, we remain steadfast in driving our growth strategies and prudently managing our balance sheet."

Bookings - (in millions)
	Quarter Ended
	October 30, 2015	October 31, 2014	% Change
Segment:
Underground	$364	$404	(10)%
Surface	294	402	(27)%
Eliminations	(41)	(23)
Total Bookings by Segment	$617	$783	(21)%

Product:
Service	$519	$648	(20)%
Original Equipment	98	135	(27)%
Total Bookings by Product	$617	$783	(21)%

Consolidated bookings in the fourth quarter totaled $617 million, a decrease of 21 percent versus the fourth quarter of last year. Original equipment orders decreased 27 percent while service orders decreased 20 percent compared to the prior year. Current quarter bookings were reduced by $60 million from the impact of foreign currency exchange movements versus the year ago period, an $18 million decrease for original equipment and a $42 million decrease for service bookings. After adjusting for foreign currency exchange, orders were down 13 percent compared to the fourth quarter of last year, with original equipment orders down 14 percent and service orders down 13 percent.

Bookings for underground mining machinery decreased 10 percent in comparison to the fourth quarter of last year. Original equipment orders increased 15 percent compared to the prior year, largely due to a conveying system booked in Eurasia in the current quarter. Original equipment orders increased in Eurasia and Australia with decreases in all other regions. Service orders decreased 16 percent compared to the prior year with decreases in all regions except Eurasia. The year-over-year service decrease was primarily driven by reduced rebuild activity in North America. Orders for underground mining machinery were reduced by $46 million from the impact of foreign currency exchange compared to the fourth quarter of last year.

Bookings for surface mining equipment decreased 27 percent in comparison to the fourth quarter of last year. Original equipment orders decreased 53 percent compared to the prior year. Original equipment orders decreased in all regions except for modest increases in China and Australia. Service orders decreased 22 percent compared to the prior year, with declines in North America, China, Latin America and Africa partially offset by increases in Eurasia and Australia. Orders for surface mining equipment were reduced by $14 million from the impact of foreign currency exchange compared to the fourth quarter of last year.

Backlog at the end of the fourth quarter was $873 million, compared to $1.3 billion at the beginning of the fiscal year.

Net Sales - (in millions)
	Quarter Ended
	October 30, 2015	October 31, 2014	% Change
Segment:
Underground	$516	$613	(16)%
Surface	377	564	(33)%
Eliminations	(28)	(43)
Total Net Sales by Segment	$865	$1,134	(24)%

Product:
Service	$654	$743	(12)%
Original Equipment	211	391	(46)%
Total Net Sales by Product	$865	$1,134	(24)%

Consolidated net sales totaled $865 million, a 24 percent decrease versus the fourth quarter of last year. Original equipment sales decreased 46 percent while service sales decreased 12 percent compared to the prior year. Current quarter net sales were reduced by $76 million from the impact of foreign currency exchange movements versus the year ago period. When adjusting for foreign currency exchange, sales were down 17 percent compared to the fourth quarter of last year, with original equipment sales down 38 percent and service sales down 6 percent.

Net sales for underground mining machinery decreased 16 percent in comparison to the fourth quarter of last year. Original equipment sales decreased 25 percent compared to the prior year, with decreases in all regions except Australia and Africa. Service sales decreased 10 percent compared to the prior year, with declines in North America, China, and Africa partially offset by increases in Eurasia and Australia.

Net sales for surface mining equipment decreased 33 percent in comparison to the fourth quarter of last year. Original equipment sales decreased 79 percent compared to the prior year, with decreases in all regions except Eurasia. The year-over-year decrease was led by Latin America and was attributable principally to markedly reduced shovel and wheel loader sales compared to the prior year. Service sales decreased 14 percent compared to the prior year, with increases in Africa and China more than offset by declines in all other regions.

Operating (Loss) Profit - (in millions)
	Quarter Ended
		Recast
	October 30, 2015	October 31, 2014	Return on Sales
			2015	2014
Underground	$40.8	$107.7	7.9%	17.6%
Surface	50.7	122.4	13.4%	21.7%
Corporate Expenses	(8.3)	(12.5)
Eliminations	(8.2)	(15.5)
Adjusted Operating Profit	75.0	202.1	8.7%	17.8%
Impairment charges	(1,338.2)	—
Mark to market pension charges	(63.3)	(16.1)
Restructuring charges	(13.9)	(8.2)
Excess purchase accounting	(2.7)	(1.2)
Acquisition costs	0.1	(0.3)
Total Operating (Loss) Profit	$(1,343.0)	$176.3	(155.2)%	15.6%

Operating loss for the fourth quarter of fiscal 2015 totaled $1,343 million, compared to a profit of $176 million in the fourth quarter of fiscal 2014. The fourth quarter of 2015 included an aggregate negative impact of $1,418 million from impairment charges, mark to market pension charges, restructuring charges, excess purchase accounting and acquisition costs compared to a $26 million negative impact for such items in 2014. The $127 million year-over-year decrease in adjusted operating income in the quarter was due to the loss of margin on lower sales volumes, unfavorable product mix, lower manufacturing absorption and increased bad debt expense, which were partially offset by savings from the company's cost reduction programs and decreased incentive compensation costs.

Restructuring activities continued in the quarter to align the company's workforce and overall cost structure with current and anticipated levels of future demand. The restructuring charges in the current quarter of $14 million were primarily in North America, Latin America and China. Additional restructuring charges in the range of $30 million to $40 million are expected in fiscal 2016 as the company continues to reduce staffing levels and optimize its global manufacturing and service footprint.

The company incurred $3 million of excess purchase accounting charges associated with the write-up of the acquired inventory and backlog from the Montabert acquisition. Excess purchase accounting charges from this transaction were fully recognized in the fourth quarter of 2015.

We disclosed in our third quarter report on Form 10-Q that we had an indicator of impairment due to the prolonged severe downturn of global commodity markets and the resulting impact on our market capitalization. As a result, we then performed an interim test of impairment on our goodwill on the last day of the third quarter. After completing this analysis in the fourth quarter, we determined that the estimated fair value of our underground reporting unit was lower than the carrying value of the reporting unit. The global commodity markets continued to deteriorate in our fiscal fourth quarter, so we again tested for impairment of our long-lived assets, including goodwill, other intangible assets and other long-lived assets. These impairment tests resulted in the full impairment of the underground reporting unit goodwill of $1,199 million, other intangible assets and other long-lived asset impairments of $118 million on the underground segment and $21 million of other intangible assets and other long-lived asset impairments on the surface segment.

The fourth quarter results also included a non-cash charge of $63 million and $16 million for fiscal 2015 and 2014, respectively, associated with the company's adoption of mark to market accounting for recognition of expense under its pension and postretirement benefit plans. This change in accounting policy eliminates the deferral and subsequent amortization of historic gains and losses on the company's pension and postretirement obligations and related plan assets and reflects those gains and losses immediately upon remeasurement of the plan assets and liabilities at each fiscal year-end. Other benefit costs including administrative costs, interest costs, and expected return on assets continue to be recognized within operating results. Given that the plans are frozen and well funded, the company believes that the move to mark to market accounting more clearly depicts the impact of current economic conditions in our consolidated statement of operations.

Adjusted (Loss) Earnings Per Share Reconciliation
	Quarter Ended
	October 30, 2015		October 31, 2014
			Recast	Recast
	Dollars in millions	Fully Diluted EPS	Dollars in millions	Fully Diluted EPS
Operating (loss) profit	$(1,343.0)		$176.3
Loss on early debt retirement	14.3		—
Interest expense, net	13.5		12.8
Income tax expense	(55.0)		33.8
Net (loss) income and (loss) earnings per share	(1,315.8)	$(13.43)	129.7	$1.31
Impairment charges, net of tax	1,298.0	13.25	—	—
Mark to market pension charge, net of tax	39.8	0.41	10.6	0.11
Restructuring charges, net of tax	9.4	0.10	6.1	0.06
Loss on early debt retirement	9.2	0.09	—	—
Excess purchase accounting, net of tax	1.7	0.02	0.9	0.01
Acquisition costs, net of tax	—	—	0.2	—
Net discrete tax benefits	(0.6)	(0.01)	(20.0)	(0.20)
Adjusted net income and adjusted earnings per share	$41.7	$0.43	$127.5	$1.29

Fully diluted loss per share for the fourth quarter of fiscal 2015 totaled $13.43. This compared to fully diluted earnings per share of $1.31 in the fourth quarter of fiscal 2014. The fourth quarter of fiscal 2015 included a net negative impact of $13.86 per share for impairment charges, mark to market pension charges, restructuring charges, excess purchase accounting, loss on early debt retirement and net discrete tax benefits. This compares to a positive net impact of $0.02 per share benefit from restructuring charges, mark to market pension charges, excess purchase accounting and net discrete tax benefits in the fourth quarter of fiscal 2014.

The effective income tax rate was 4.0 percent for the fourth quarter of fiscal 2015, compared to 20.7 percent in the fourth quarter of fiscal 2014. Excluding impairment charges, pension items, restructuring charges, excess purchase accounting, acquisition activities and net discrete tax benefits in both periods, the effective income tax rate was 32.2 percent and 32.7 percent in the fourth quarter of 2015 and 2014, respectively.

Liquidity

Cash provided by continuing operations was $187 million for the fourth quarter of fiscal 2015, compared to $65 million in the fourth quarter of fiscal 2014. The year-over-year increase in cash from continuing operations was primarily due to the collection of long term receivables and the reduction of trade working capital compared to the prior year period, partially offset by lower earnings. Included in cash provided by operating activities for the fourth quarter of fiscal 2015 is a loss on the retirement of debt of $14 million, which represents the make whole premium on the redemption of our 6.0% Senior Notes due 2016.

During the fourth quarter of 2015, the company elected to redeem the entire $250 million aggregate principal amount of its 6.0% Senior Notes due 2016 to reduce interest expense and improve bank and credit rating leverage metrics. The cost of the redemption, including the payment of the make whole premium, was funded with a combination of cash on hand and borrowings under the company’s unsecured revolving credit facility.

The company announced today that its Board of Directors declared a dividend of $ 0.01 per share, which is a reduction from $0.20 per share.  If maintained, this action would reduce annual cash outlay by approximately $75 million.

Effective December 14, 2015 the company amended its revolving credit facility and term loan agreements to provide increased financial flexibility to manage through continued challenging market conditions. This amendment provides higher leverage limits for the period beginning in the second fiscal quarter of 2016 and ending in the second fiscal quarter of 2018. Although we ended 2015 within compliance with our financial covenants, the combination of the step down in our bookings in the second half of 2015 and our outlook for 2016 have caused us to proactively seek this amendment.  At the same time, we have reduced the total commitment on the revolving credit facility from $1 billion to $850 million, which will reduce undrawn bank fees.

Capital expenditures were $14 million in the fourth quarter of fiscal 2015, compared to $22 million in the fourth quarter of fiscal 2014.

During the fourth quarter, the company did not repurchase any shares of its common stock.

Full Year Operating Results

Bookings - (in millions)
	Year Ended
	October 30, 2015	October 31, 2014	% Change
Segment:
Underground	$1,574	$1,837	(14)%
Surface	1,274	1,918	(34)%
Eliminations	(152)	(141)
Total Bookings by Segment	$2,696	$3,614	(25)%

Product:
Service	$2,175	$2,594	(16)%
Original Equipment	521	1,020	(49)%
Total Bookings by Product	$2,696	$3,614	(25)%

Consolidated bookings in fiscal 2015 totaled $2.7 billion, a decrease of 25 percent versus last year. Original equipment orders decreased 49 percent and service orders decreased 16 percent compared to the prior year. Current year bookings were reduced by $189 million from the impact of foreign currency exchange movements when compared to the prior year, a $49 million decrease for original equipment and a $140 million decrease for service bookings. When adjusting for foreign currency exchange, orders were down 20 percent compared to last year, with original equipment orders down 44 percent and service orders down 11 percent.

Bookings for underground mining machinery decreased 14 percent in comparison to last year. Original equipment orders decreased 21 percent compared to the prior year. Original equipment orders increased in North America and Australia but were more than offset by declines in all other regions. Service orders decreased 11 percent compared to the prior year with decreases in all regions, which were partially offset by Montabert hard rock orders of $34 million in the Eurasia region. Orders for underground mining machinery were reduced by $141 million from the impact of foreign currency exchange compared to last year, due primarily to the decline in the value of the Australian dollar and South African rand relative to the U.S. dollar.

Bookings for surface mining equipment decreased 34 percent in comparison to last year. Original equipment orders decreased 70 percent compared to the prior year. Original equipment orders decreased in all regions except Eurasia. Service orders decreased 20 percent compared to the prior year, with decreases in all regions except China, which was flat. Orders for surface mining equipment were reduced by $48 million from the impact of foreign currency exchange compared to last year, due primarily to the decline in the value of the Australian dollar relative to the U.S. dollar.

Net Sales - (in millions)
	Year Ended
	October 30, 2015	October 31, 2014	% Change
Segment:
Underground	$1,778	$2,079	(14)%
Surface	1,510	1,843	(18)%
Eliminations	(116)	(144)
Total Net Sales by Segment	$3,172	$3,778	(16)%

Product:
Service	$2,357	$2,591	(9)%
Original Equipment	815	1,187	(31)%
Total Net Sales by Product	$3,172	$3,778	(16)%

Consolidated net sales totaled $3.2 billion, a 16 percent decrease versus last year. Original equipment sales decreased 31 percent and service sales decreased 9 percent compared to the prior year. Current year net sales were reduced by $174 million from the impact of foreign currency exchange movements versus the year ago period. After adjusting for foreign currency exchange, sales were down 11 percent compared to last year, with original equipment sales down 27 percent and service sales down 4 percent.

Net sales for underground mining machinery decreased 14 percent in comparison to last year. Original equipment sales decreased 24 percent compared to the prior year, with decreases in all regions except Africa. Service sales decreased 9 percent compared to the prior year, with increases in China and Eurasia more than offset by decreases in all other regions. Net sales for underground mining machinery were reduced by $132 million from the impact of foreign currency exchange compared to the prior year, due primarily to the decline in the value of the Australian dollar and South African rand relative to the U.S. dollar.

Net sales for surface mining equipment decreased 18 percent in comparison to last year. Original equipment sales decreased 42 percent compared to the prior year, with declines in all regions other than China which experienced an increase, and North America, which was flat. Service sales decreased 9 percent compared to the prior year, with declines in all regions except China which was flat. Net sales for surface mining equipment were reduced by $42 million from the impact of foreign currency exchange compared to the prior year, due primarily to the decline in the value of the Australian dollar relative to the U.S. dollar.

Operating (Loss) Profit - (in millions)
	Year Ended
		Recast
	October 30, 2015	October 31, 2014	Return on Sales
			2015	2014
Underground	$190.0	$311.3	10.7%	15.0%
Surface	207.4	347.4	13.7%	18.8%
Corporate Expenses	(43.2)	(45.9)
Eliminations	(28.7)	(43.5)
Adjusted Operating Profit	325.5	569.3	10.3%	15.1%
Impairment charges	(1,338.2)	—
Mark to market pension charges	(57.0)	(10.2)
Restructuring charges	(33.4)	(21.6)
Pension curtailment charge	—	(7.9)
Excess purchase accounting	(5.5)	(1.2)
Acquisition costs	(0.8)	(0.9)
Total Operating (Loss) Profit	$(1,109.4)	$527.5	(35.0)%	14.0%

Operating loss for fiscal 2015 totaled $1,109 million, compared to operating income of $528 million in fiscal 2014. Fiscal 2015 included an aggregate negative impact of $1,435 million from restructuring charges, asset impairment charges, mark to market pension charges, excess purchase accounting and acquisition costs compared to a $42 million negative impact in fiscal 2014 for restructuring charges, mark to market pension charges, pension curtailment charge, excess purchase accounting and acquisition costs. The $244 million year-over-year decrease in adjusted operating income in fiscal 2015 was due to loss of margins on lower sales volumes, unfavorable product mix, lower manufacturing absorption and increased bad debt expense, which were partially offset by savings from the company's cost reduction programs and decreased incentive compensation costs.

Adjusted (Loss) Earnings Per Share Reconciliation
	Year Ended
	October 30, 2015		October 31, 2014
			Recast	Recast
	Dollars in millions	Fully Diluted EPS	Dollars in millions	Fully Diluted EPS
Operating (loss) profit	$(1,109.4)		$527.5
Interest expense, net	53.4		55.3
Loss on early debt retirement	14.3		—
Income tax expense	0.9		134.1
Net (loss) income and (loss) earnings per share	(1,178.0)	$(12.02)	338.1	$3.35
Impairment charges, net of tax	1,298.0	13.24	—	—
Mark to market pension charge, net of tax	35.7	0.36	7.6	$0.08
Restructuring charges, net of tax	22.5	0.23	15.6	0.15
Loss on early debt retirement, net of tax	9.2	0.09	—	—
Excess purchase accounting, net of tax	3.6	0.04	0.9	0.01
Pension curtailment charge, net of tax	—	—	5.0	0.05
Acquisition costs, net of tax	0.5	0.01	0.7	0.01
Net discrete tax charge (benefits)	0.2	—	(21.4)	(0.21)
Adjusted net income and adjusted earnings per share	$191.7	$1.95	$346.5	$3.44

Fully diluted loss per share for fiscal 2015 totaled $12.02. This compared to fully diluted earnings per share of $3.35 in fiscal 2014. Fiscal 2015 included a negative impact of $13.97 per share for impairment charges, mark to market pension charges, restructuring charges, excess purchase accounting, loss on early debt retirement, acquisition costs and net discrete tax items, compared to $0.09 per share negative impact in fiscal 2014 which includes mark to market pension charges, restructuring charges, excess purchase accounting, pension curtailment charge, acquisition costs and net discrete tax items.

The effective income tax rate was (0.1) percent for fiscal 2015, compared to 28.4 percent in fiscal 2014. Excluding impairment charges, pension items, restructuring charges, excess purchase accounting, acquisition activities and net discrete tax benefits in both periods, the effective income tax rate was 29.5 percent and 32.6 percent in fiscal 2015 and 2014, respectively. The decrease in the effective tax rate for the year was primarily attributable to a change in geographical mix of earnings.

Liquidity

Cash provided by continuing operations was $355 million for fiscal 2015, compared to $363 million in fiscal 2014. The decrease in cash provided by continuing operations was primarily due to lower earnings, partially offset by changes in trade working capital levels and the collection of long term receivables. Included in cash provided by operating activities for the year ended October 30, 2015 is a $14 million loss on the retirement of debt, which represents the make whole premium on the redemption of our 6.0% Senior Notes due 2016.

Capital expenditures were $71 million in fiscal 2015, compared to $91 million in fiscal 2014.

During the year ended October 30, 2015, we purchased 954,580 shares of common stock for approximately $50 million, all of which occurred in the first quarter. Since the inception of the share repurchase program in the fourth quarter of 2013, the company has repurchased approximately 9.8 million shares of its common stock for $533 million, leaving $467 million available under the current Board authorization.

Adjusted net income and adjusted diluted earnings per share metrics are non-GAAP measures that remove the effect of certain items and are provided to present consistency to aid investors in comparing our operating results across periods. These measures are not purported to be alternatives to diluted earnings per share or net income presented in accordance with GAAP.

Market Outlook

Over the course of 2015, pricing for most major commodities served by the company's customers fell between 20 and 30 percent as supply curtailments were slow to materialize in a tepid global growth environment. Global growth is expected to improve modestly in calendar 2016. Commodity prices are not expected to see any material improvement with current over-supplied conditions which will continue to strain cash flows for most mining companies. We expect further austerity driven cost reduction measures and asset consolidation to define the mining industry in 2016.

Slowing global growth, particularly in China, impacted copper markets during the year with prices falling to just above $2.00 per pound in calendar fourth quarter. In response to the 30 percent decline in pricing this year, several major mining companies have recently announced significant production cuts over the next 18 months. Accordingly, some forecasts have the refined copper market returning to an approximate 100,000 tonne deficit in 2016. While a return to deficit could provide some support to pricing, a weaker-than-expected demand profile will likely keep copper pricing below $2.50 per pound.

The combination of regulatory pressures along with sustained sub $3.00/mmBtu natural gas has resulted in calendar 2015 being one of the most challenging years on record for the U.S. coal market. Coal fired power plant closures and coal-to-gas switching are expected to drive a nearly 100 million ton reduction in coal burn in the U.S. this calendar year. The significant reduction in coal burn along with decreased export opportunities due to the strong U.S. dollar will likely see coal production fall nearly 10 percent in 2015. With the expectation of continued natural gas pricing below $3.00/mmBtu and further coal fired power plant closures, we expect coal burn to be down approximately 50 million tons in 2016.

The international seaborne thermal coal market remains oversupplied with prices trending to the $50 dollar per ton range since May. Reduced Chinese coal imports, which are down nearly 75 million tonnes this year, have outweighed the increases in India and Southeast Asia and left the market oversupplied. During the year, currency fluctuations benefiting Australia and Russia also resulted in excess supply in the market. However, in response to low prices, exports from Indonesia have fallen nearly 20 percent through the calendar third quarter which has helped to reduce the surplus in the market. The seaborne thermal coal supply surplus is expected to persist into 2016 although increasing imports into India and Southeast Asia along with fewer new projects will help to rebalance the market.

Seaborne metallurgical coal markets have also seen reduced demand as a result of global steel production contracting nearly 3 percent through October. As a result, met coal spot prices have fallen to below $80 per tonne putting approximately 70 percent of global supply below their cash operating costs. Iron ore markets have faced a similar trend down with weakening demand driving prices below $50 per tonne. While global steel demand is projected to increase just under 1 percent in 2016 following a 1.7 percent contraction in 2015, new supply growth is expected to exceed demand growth resulting in prices likely trending at or below current levels.

The global mining market is expected to remain under pressure in 2016 as oversupplied markets continue to rebalance. Supply curtailments along with improving demand in some markets could provide some relief. However, with most mining companies’ cash flows under pressure, industry capital expenditures are now expected to decline nearly 20 percent.

Company Outlook

"With global mining capital expenditures expected to step down again in 2016, we remain intensely focused on cost reduction and cash generation," continued Doheny. "We exceeded our cost reduction targets again in 2015 and are proactively taking actions to achieve another $85 million of cost reductions in 2016. Our cash generation in the fourth quarter was strong and was driven by good results in bringing our inventory in closer alignment with current order levels. We believe there are additional opportunities to structurally reduce inventories in 2016 by leveraging our global supply chain and the recent investments we have made in our service network.

"We will also continue to drive our growth strategies with service, new product development and expansion of our hard rock platform. While adoption rates are slowed by current market conditions, we have expanded our design capabilities to deliver value-added, new Joy branded service products and consumables to our customers and are well positioned to drive growth in this area in the future. Our hybrid excavator, underground hard rock loader and prototype hard rock mechanical cutting machine are all currently operating and proving out their capabilities with customers in the field. These organically developed new products in combination with the recent acquisitions and our global service network will enable us to drive growth in current and adjacent markets in the future.

“We are controlling the things we can, and are confident our strategies and operational execution will position us well for the future, but the state of our end markets sets up another challenging year in 2016 with revenue expected to be $2.4 billion to $2.6 billion and adjusted earnings per diluted share in the range of $0.10 to $0.50.”

Quarterly Conference Call

Management will host a quarterly conference call to discuss the Company's fourth quarter and fiscal 2015 results at 11:00 a.m. Eastern time on December 16, 2015. Interested parties can listen to the call by dialing 888-504-7966 in the United States or 719-325-2437 outside of the United States, access code #7285398, at least 15 minutes prior to the 11:00 a.m. Eastern start time of the call. A rebroadcast of the call will be available until the close of business on January 6, 2016 by dialing 888-203-1112 or 719-457-0820, access code #7285398.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://investors.joyglobal.com/events.cfm. To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call. A replay of the webcast will be available until the close of business on February 1, 2016.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in mining equipment and services for surface and underground mining.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “indicate,” “intend,” “may be,” “objective,” “plan,” “potential” “predict,” “should,” “will be,” and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from any forward-looking statement. In addition, certain market outlook information and other market statistical data contained herein is based on third party sources that we cannot independently verify, but that we believe to be reliable. Forward-looking statements contained herein are made only as to the date of this press release and we undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Important factors that could cause our actual results to differ materially from the results anticipated by the forward-looking statements include (i) risks associated with general economic conditions and cyclical economic conditions affecting the global mining industry, (ii) risks associated with the international and U.S. commodity markets for coal, copper and other materials mined by our customers, (iii) risks of international operations, including currency fluctuations, (iv) risks associated with acquisitions, (v) risks associated with indebtedness, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets and other risks, as well as the risks, uncertainties and cautionary statements set forth in our public filings with the Securities and Exchange Commission.

JOY-F

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Quarter Ended		Year Ended
		Recast		Recast
	October 30, 2015	October 31, 2014	October 30, 2015	October 31, 2014

Net sales	$865,568	$1,133,607	$3,172,147	$3,778,310
Cost of sales	664,592	791,197	2,333,225	2,654,233
Product development, selling and administrative expenses	207,034	168,594	616,673	608,886
Impairment charges	1,338,241	—	1,338,241	—
Other income	(1,256)	(2,439)	(6,603)	(12,335)
Operating (loss) income	(1,343,043)	176,255	(1,109,389)	527,526
Loss on early debt retirement	14,311		14,311
Interest expense, net	13,524	12,783	53,429	55,348
(Loss) Income from continuing operations before income taxes	(1,370,878)	163,472	(1,177,129)	472,178
(Benefit from) Provision for income taxes	(55,055)	33,774	875	134,060
Net (loss) income	$(1,315,823)	$129,698	$(1,178,004)	$338,118

Basic (loss) earnings per share	$(13.49)	$1.32	$(12.08)	$3.38

Diluted (loss) earnings per share	$(13.43)	$1.31	$(12.02)	$3.35

Dividends per share	$0.20	$0.20	$0.80	$0.75
Weighted average shares outstanding:
Basic	97,530	98,354	97,493	100,088
Diluted	97,949	99,148	98,022	100,939

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

		Recast
	October 30, 2015	October 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$102,885	$270,191
Accounts receivable, net	812,073	1,059,709
Inventories	1,007,925	1,101,955
Other current assets	145,559	180,151
Total current assets	2,068,442	2,612,006
Property, plant and equipment, net	792,032	892,440
Other assets:
Other intangible assets, net	255,710	319,269
Goodwill	354,621	1,516,693
Deferred income taxes	118,913	71,897
Other assets	122,728	180,044
Total assets	$3,712,446	$5,592,349
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term borrowings, including current portion of long-term obligations	$26,321	$11,739
Trade accounts payable	275,789	395,945
Employee compensation and benefits	90,335	136,911
Advance payments and progress billings	229,470	285,939
Accrued warranties	52,146	67,272
Other accrued liabilities	225,277	265,600
Current liabilities of discontinued operations	11,582	11,582
Total current liabilities	910,920	1,174,988
Long-term obligations	1,060,643	1,269,541
Other liabilities:
Liability for postretirement benefits	19,540	19,609
Accrued pension costs	175,699	144,379
Other non-current liabilities	125,635	147,472
Total other liabilities	320,874	311,460
Shareholders' equity	1,420,009	2,836,360
Total liabilities and shareholders' equity	$3,712,446	$5,592,349

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC.

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Quarter Ended		Year Ended
		Recast		Recast
	October 30, 2015	October 31, 2014	October 30, 2015	October 31, 2014
Operating Activities:
Net (loss) income	$(1,315,823)	$129,698	$(1,178,004)	$338,118
Adjustments to continuing operations:
Depreciation and amortization	39,452	34,868	142,366	133,593
Impairment charges	1,338,241	—	1,338,241	—
Contributions to defined benefit employee pension plans	(1,028)	(1,302)	(13,134)	(7,062)
Defined benefit employee pension plan expense	56,775	4,752	38,594	3,309
Other adjustments to continuing operations, net	17,395	(5,555)	70,472	9,024
Changes in working capital items attributed to continuing operations:
Accounts receivable, net	10,174	(153,200)	208,255	61,247
Inventories	155,117	93,376	28,344	3,013
Trade accounts payable	(51,625)	37,674	(112,561)	8,233
Advance payments and progress billings	(65,115)	(103,000)	(29,653)	(106,352)
Other working capital items	3,056	27,809	(137,587)	(79,682)
Net cash provided by operating activities of continuing operations	186,619	65,120	355,333	363,441
Net cash provided (used) by operating activities of discontinued operations	—	1	—	(102)
Net cash provided by operating activities	186,619	65,121	355,333	363,339
Investing Activities:
Acquisition of businesses, net of cash acquired	—	2,632	(114,353)	(44,426)
Property, plant and equipment acquired	(13,515)	(22,009)	(71,336)	(91,077)
Proceeds from sale of property, plant and equipment	229	1,081	4,300	9,963
Other investing activities, net	(708)	142	(83)	53
Net cash used by investing activities	(13,994)	(18,154)	(181,472)	(125,487)
Financing Activities:
Common stock issued	1,801	3,157	4,654	13,346
Excess tax benefit from share-based compensation awards	—	(95)	261	1,632
Dividends paid	(19,493)	(19,611)	(77,950)	(74,945)
Repayments of term loan	—	—	—	(37,500)
Redemption of 6% note due 2016	(250,000)	—	(250,000)	—
Changes in short and other long-term obligations, net	1,024	11,552	(10,521)	2,332
Net borrowings under revolver agreement	58,600	—	58,600	—
Treasury stock purchased	—	(75,000)	(50,000)	(269,336)
Financing fees	—	—	—	(2,826)
Net cash used by financing activities	(208,068)	(79,997)	(324,956)	(367,297)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(2,572)	(4,820)	(16,211)	(6,073)
Decrease in Cash and Cash Equivalents	(38,015)	(37,850)	(167,306)	(135,518)
Cash and Cash Equivalents at the Beginning of Period	140,900	308,041	270,191	405,709
Cash and Cash Equivalents at the End of Period	$102,885	$270,191	$102,885	$270,191

Supplemental cash flow information:
Interest paid	$22,040	$15,426	$68,177	$62,103
Income taxes paid	14,814	59,116	100,087	179,148
Depreciation and amortization by segment:
Underground	$22,455	$20,001	$82,993	$74,781
Surface	15,359	14,103	56,031	55,937
Corporate	1,638	764	3,342	2,875
Total depreciation and amortization	$39,452	$34,868	$142,366	$133,593

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	October 30, 2015	October 31, 2014	Change
Net Sales By Segment:
Underground	$515,961	$612,806	$(96,845)	(16)%
Surface	377,290	563,597	(186,307)	(33)%
Eliminations	(27,683)	(42,796)	15,113
Total Sales By Segment	$865,568	$1,133,607	$(268,039)	(24)%

Net Sales By Product Stream:
Service	$654,074	$743,244	$(89,170)	(12)%
Original Equipment	211,494	390,363	(178,869)	(46)%
Total Sales By Product Stream	$865,568	$1,133,607	$(268,039)	(24)%

Net Sales By Geography:
United States	$253,239	$327,369	$(74,130)	(23)%
Rest of World	612,329	806,238	(193,909)	(24)%
Total Sales By Geography	$865,568	$1,133,607	$(268,039)	(24)%

Operating (Loss) Income By Segment:		Recast	% of Net Sales
Underground	$(1,285,723)	$99,003	(249.2)%	16.2%
Surface	23,953	120,790	6.3%	21.4%
Corporate	(73,090)	(28,072)
Eliminations	(8,173)	(15,466)
Total Operating (Loss) Income	$(1,343,033)	$176,255	(155.2)%	15.5%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC.

	Year Ended
	October 30, 2015	October 31, 2014	Change
Net Sales By Segment:
Underground	$1,777,865	$2,078,894	$(301,029)	(14)%
Surface	1,510,271	1,843,104	(332,833)	(18)%
Eliminations	(115,989)	(143,688)	27,699
Total Sales By Segment	$3,172,147	$3,778,310	$(606,163)	(16)%

Net Sales By Product Stream:
Service	$2,356,654	$2,591,247	$(234,593)	(9)%
Original Equipment	815,493	1,187,063	(371,570)	(31)%
Total Sales By Product Stream	$3,172,147	$3,778,310	$(606,163)	(16)%

Net Sales By Geography:
United States	$1,015,050	$1,164,917	$(149,867)	(13)%
Rest of World	2,157,097	2,613,393	(456,296)	(17)%
Total Sales By Geography	$3,172,147	$3,778,310	$(606,163)	(16)%

Operating (Loss) Income By Segment:		Recast	% of Net Sales
Underground	$(1,151,659)	$285,316	(64.8)%	13.7%
Surface	173,739	342,819	11.5%	18.6%
Corporate	(102,746)	(57,078)
Eliminations	(28,723)	(43,531)
Total Operating (Loss) Income	$(1,109,389)	$527,526	(35.0)%	14.0%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	October 30, 2015	October 31, 2014	Change
Bookings By Segment:
Underground	$364,365	$404,392	$(40,027)	(10)%
Surface	293,746	401,475	(107,729)	(27)%
Eliminations	(41,316)	(23,378)	(17,938)
Total Bookings By Segment	$616,795	$782,489	$(165,694)	(21)%

Bookings By Product Stream:
Service	$519,130	$647,819	$(128,689)	(20)%
Original Equipment	97,665	134,670	(37,005)	(27)%
Total Bookings By Product Stream	$616,795	$782,489	$(165,694)	(21)%

	Year Ended
	October 30, 2015	October 31, 2014	Change
Bookings By Segment:
Underground	$1,574,461	$1,836,610	$(262,149)	(14)%
Surface	1,274,418	1,917,994	(643,576)	(34)%
Eliminations	(152,127)	(140,590)	(11,537)
Total Bookings By Segment	$2,696,752	$3,614,014	$(917,262)	(25)%

Bookings By Product Stream:
Service	$2,175,345	$2,594,231	$(418,886)	(16)%
Original Equipment	521,407	1,019,783	(498,376)	(49)%
Total Bookings By Product Stream	$2,696,752	$3,614,014	$(917,262)	(25)%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Amounts as of:
	October 30, 2015	July 31, 2015	May 1, 2015	January 30, 2015
Backlog By Segment:
Underground	$541,877	$693,473	$765,580	$752,037
Surface	394,010	477,555	514,497	593,624
Eliminations	(62,407)	(48,775)	(16,184)	(16,001)
Total Backlog By Segment	$873,480	$1,122,253	$1,263,893	$1,329,660

Backlog By Product Stream:
Service	$393,633	$528,581	$568,372	$568,419
Original Equipment	479,847	593,672	695,521	761,241
Total Backlog By Product Stream	$873,480	$1,122,253	$1,263,893	$1,329,660

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC.